Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM
Select Medical Holdings Corporation Announces Results for
Third Quarter Ended September 30, 2009
MECHANICSBURG, PENNSYLVANIA — November 5, 2009 — Select Medical Holdings Corporation (“Select”) (NYSE: SEM), the parent of Select Medical Corporation, today announced results for its third quarter ended September 30, 2009.
For the third quarter ended September 30, 2009, net operating revenues increased 5.1% to $545.6 million compared to $519.2 million for the same quarter, prior year. Income from operations decreased 9.0% to $32.9 million compared to $36.2 million for the same quarter, prior year. Income from operations for the third quarter ended September 30, 2009 includes compensation costs of $22.0 million Select incurred associated with its initial public offering of common stock. Net income attributable to Select increased to $0.6 million compared to a loss of $0.8 million for the same quarter, prior year. Additionally, net income before interest, income taxes, depreciation and amortization, gain on early retirement of debt, stock compensation expense, long term incentive compensation and non-controlling interest (“Adjusted EBITDA”) for the third quarter increased 34.0% to $73.0 million compared to $54.5 million for the same quarter, prior year. A reconciliation of net income to Adjusted EBITDA is attached to this release. Loss per common share was $0.09 on a fully diluted basis compared to a loss of $0.11 per common share for the same quarter prior year.
For the nine months ended September 30, 2009, net operating revenues increased 3.7% to $1,666.3 million compared to $1,606.3 million for the same period, prior year. Income from operations increased 19.4% to $165.9 million compared to $138.9 million for the same period, prior year. Income from operations for the nine months ended September 30, 2009 includes compensation costs of $22.0 million Select incurred associated with its initial public offering of common stock. Net income attributable to Select increased to $45.4 million compared to $13.6 million for the same period, prior year. Additionally, Adjusted EBITDA for the nine months ended September 30, 2009 increased 25.0% to $242.3 million compared to $193.8 million for the same period, prior year. Earnings per share were $0.37 on a fully diluted basis compared to a loss of $0.07 per common share for the same period, prior year.
On an adjusted basis, income available to common stockholders was $0.09 per diluted share for the third quarter ended September 30, 2009 and $0.42 per diluted share for the nine months ended September 30, 2009. Adjusted income available to common stockholders excludes non-recurring items relating to Select’s initial public offering such as long term incentive compensation and stock compensation expense related to the grant of restricted stock; and gains related to the early retirement of debt. A reconciliation of net income per share to adjusted net income per share is attached to this release.

Specialty Hospitals
At September 30, 2009, Select operated 89 long term acute care hospitals and five acute medical rehabilitation hospitals. This compares to 88 long term acute care hospitals and four acute medical rehabilitation hospitals operated at September 30, 2008. For the third quarter of 2009, net operating revenues for all of Select’s hospitals increased 5.0% to $376.9 million compared to $358.8 million for the same quarter, prior year. Total patient days for the third quarter of 2009 were 248,504, admissions were 10,466 and net revenue per patient day was $1,489. This compares to 243,807 days, 9,977 admissions and net revenue per patient day of $1,446 for the same quarter, prior year. For the hospitals opened or acquired as of January 1, 2008 and operated by Select throughout both periods, patient days in the third quarter of 2009 were 231,509 and admissions were 9,710, compared to 234,112 days and 9,614 admissions in the same quarter, prior year. Adjusted EBITDA for the segment increased 31.0% to $64.4 million compared to $49.1 million for the same quarter, prior year. The Adjusted EBITDA margin for the segment was 17.1% for the third quarter of 2009, compared to 13.7% for the same quarter, prior year. The Adjusted EBITDA margin for the hospitals opened or acquired as of January 1, 2008 and operated by Select throughout both periods was 18.1% for the third quarter of 2009, compared to 16.0% for the same quarter, prior year.
For the nine months ended September 30, 2009, net operating revenues for all of Select’s hospitals increased 4.7% to $1,156.4 million compared to $1,104.7 million for the same period, prior year. Total patient days for the nine months ended September 30, 2009 were 757,487, admissions were 31,775 and net revenue per patient day was $1,500. This compares to 756,093 days, 30,891 admissions and net revenue per patient day of $1,434 for the same period, prior year. For the hospitals opened or acquired as of January 1, 2008 and operated by Select throughout both periods, patient days for the nine months ended September 30, 2009 were 705,692 and admissions were 29,570, compared to 728,733 days and 29,794 admissions in the same period, prior year. Adjusted EBITDA for the segment for the nine months ended September 30, 2009 increased 26.6% to $212.1 million compared to $167.6 million for the same period, prior year. The Adjusted EBITDA margin for the segment for the nine months ended September 30, 2009 was 18.3%, compared to 15.2% for the same period, prior year. The Adjusted EBITDA margin for the hospitals opened or acquired as of January 1, 2008 and operated by Select throughout both periods was 19.8% for the nine months ended September 30, 2009, compared to 17.3% for the same period, prior year.
Outpatient Rehabilitation
At September 30, 2009, Select operated 947 outpatient clinics. This compares to 965 outpatient clinics at September 30, 2008. For the third quarter of 2009, net operating revenues for the segment increased 5.3% to $168.8 million compared to $160.3 million for the same quarter, prior year. Adjusted EBITDA for the segment for the third quarter increased 27.4% to $20.9 million compared to $16.4 million for the same quarter, prior year. The Adjusted EBITDA margin for the segment for the quarter was 12.4% compared to 10.2% in the same quarter, prior year. Patient visits for the quarter were 1,126,096 compared to 1,106,529 for the same quarter, prior year. Net revenue per visit was $101 for both the quarter ended September 30, 2009 and the same quarter, prior year.
For the nine months ended September 30, 2009, net operating revenues for the segment increased 1.7% to $509.8 million compared to $501.4 million for the same period, prior year. Adjusted EBITDA for the nine months ended September 30, 2009 increased 12.0% to $67.5 million compared to $60.2 million for the same period, prior year. The Adjusted EBITDA margin for the nine months ended September 30, 2009 was 13.2% compared to 12.0% in the same period, prior year. Patient visits for the nine months ended September 30, 2009 were 3,385,733 compared to 3,430,138 for the same period, prior year. Net revenue per visit was $102 for both the nine months ended September 30, 2009 and the same period, prior year.

Initial Public Offering of Common Stock
On September 30, 2009, Select completed its initial public offering of common stock at a price to the public of $10.00 per share. Select sold 30,000,000 shares in the offering. The total net proceeds to Select from the offering after deducting underwriting discounts and commissions and offering expenses were approximately $279.1 million. A portion of the net proceeds from the offering were used to repay indebtedness and to make payments to executive officers under the Long Term Cash Incentive Plan, and any remaining proceeds will be used to repay additional indebtedness or for general corporate purposes. Because the closing and receipt of cash occurred on September 30, 2009, the repayments of indebtedness and payment under the Long Term Cash Incentive Plan were not made until October. As a result, we have reported a significant amount of cash on our September 30, 2009 balance sheet and we have reflected the mandatory repayment due under our credit facility as a current portion of long term debt.
On October 28, 2009, the underwriters purchased an additional 3,602,700 shares pursuant to their over-allotment option at a price to the public of $10.00 per share. The total net proceeds to Select from the exercise of the over-allotment option were approximately $33.9 million. A portion of the net proceeds from the exercise of the over-allotment option were used to repay indebtedness, and any remaining proceeds will be used to repay additional indebtedness or for general corporate purposes.
Conference Call
Select will host a conference call regarding its third quarter results on Friday, November 6, 2009, at 11:00 am EST. The domestic dial in number for the call is 1-866-783-2146. The international dial in number is 1-857-350-1605. The passcode for the call is 78893390. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website http://www.selectmedicalcorp.com.
For those unable to participate in the conference call, a replay will be available until 2:00pm EST, November 13, 2009. The replay number is 1-888-286-8010 (domestic) or 1-617-801-6888 (international). The passcode for the replay will be 54139669. The replay can also be accessed at Select Medical Holdings Corporation’s website, http://www.selectmedicalcorp.com.
* * * * *
Select Medical Holdings Corporation is a leading operator of specialty hospitals in the United States. As of September 30, 2009, Select operated 89 long term acute care hospitals and five acute medical rehabilitation hospitals in 25 states. Select is also a leading operator of outpatient rehabilitation clinics in the United States, with approximately 947 locations in 37 states and the District of Columbia. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalcorp.com/
Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:
•	additional changes in government reimbursement for our services may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;
•	the failure of our long term acute care hospitals, or LTCHs, to maintain their status as such may cause our net operating revenues and profitability to decline;
•
the failure of our facilities operated as “hospitals within hospitals,” or HIHs, to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•
implementation of modifications to the admissions policies for our inpatient rehabilitation facilities, as required to achieve compliance with Medicare guidelines, may result in a loss of patient volume at these hospitals and, as a result, may reduce our future net operating revenues and profitability;

•	a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;
•	future acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;
•	private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;
•	the failure to maintain established relationships with the physicians in our markets could reduce our net operating revenues and profitability;
•	shortages in qualified nurses or therapists could increase our operating costs significantly;
•	competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;
•	the loss of key members of our management team could significantly disrupt our operations;
•	the effect of claims asserted against us or lack of adequate available insurance could subject us to substantial uninsured liabilities;
•	the ability to obtain any necessary or desired waiver or amendment from our existing lenders may be difficult due to the current uncertainty in the credit markets; and
•	the inability to draw funds under our senior secured credit facility because of lender defaults.
Investor inquiries:
Joel Veit, 717/972-1100

I. Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)
For the Three Months Ended September 30, 2008 and 2009

	2008	2009	% Change
Net operating revenues	$519,179	$545,621	5.1%

Costs and expenses:
Cost of services	441,395	448,702	1.7%
General and administrative (a)	11,538	34,618	200.0%
Bad debt expense	12,240	11,720	(4.2)%
Depreciation and amortization	17,848	17,676	(1.0)%

Income from operations	36,158	32,905	(9.0)%

Gain on early retirement of debt	—	1,129	N/M
Interest income	93	2	(97.8)%
Interest expense	(36,153)	(33,451)	(7.5)%

Income from operations before income taxes	98	585	496.9%

Income tax benefit	(111)	(804)	624.3%

Net income	209	1,389	564.6%

Less: Net income attributable to non-controlling interests	1,032	806	(21.9)%

Net income (loss) attributable to Select Medical Holdings Corporation	(823)	583	N/M

Less: Preferred dividends	6,290	6,667	6.0%

Net loss available to common stockholders	$(7,113)	$(6,084)	14.5%

Loss per common share:
Basic	($0.11)	($0.09)	18.2%
Diluted	($0.11)	($0.09)	18.2%

N/M =	Not Meaningful

(a)
Includes non-recurring charges related to Select’s initial public offering of $18.3 million in long term incentive compensation and $3.7 million in stock compensation expense related to the grant of restricted stock that vested in connection with the Company’s initial public offering.

II. Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)
For the Nine Months Ended September 30, 2008 and 2009

			%
	2008	2009	Change
Net operating revenues	$1,606,263	$1,666,328	3.7%

Costs and expenses:
Cost of services	1,343,022	1,353,107	0.8%
General and administrative (a)	35,843	60,278	68.2%
Bad debt expense	35,300	33,678	(4.6)%
Depreciation and amortization	53,175	53,346	0.3%

Income from operations	138,923	165,919	19.4%

Gain on early retirement of debt	—	16,445	N/M
Interest income	275	82	(70.2)%
Interest expense	(109,603)	(101,781)	(7.1)%

Income from operations before income taxes	29,595	80,665	172.6%

Income tax expense	13,862	33,076	138.6%

Net income	15,733	47,589	202.5%

Less: Net income attributable to non-controlling interests	2,103	2,218	5.5%

Net income attributable to Select Medical Holdings Corporation	13,630	45,371	232.9%

Less: Preferred dividends	18,569	19,537	5.2%

Net income (loss) available to common stockholders	$(4,939)	$25,834	N/M

Income (loss) per common share:
Basic	($0.07)	$0.38	N/M
Diluted	($0.07)	$0.37	N/M

N/M =	Not Meaningful

(a)
Includes non-recurring charges related to Select’s initial public offering of $18.3 million in long term incentive compensation and $3.7 million in stock compensation expense related to the grant of restricted stock that vested in connection with the Company’s initial public offering.

III. Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	December 31,	September 30,
	2008	2009
ASSETS

Cash	$64,260	$280,492

Accounts receivable, net	312,418	310,855

Current deferred tax asset	61,925	51,426

Prepaid income taxes	7,362	13,338

Other current assets	20,897	22,152

Total Current Assets	466,862	678,263

Property and equipment, net	471,065	458,897

Goodwill	1,506,661	1,507,223

Other identifiable intangibles	74,078	67,473

Assets held for sale	12,542	11,342

Other assets	48,261	41,544

Total Assets	$2,579,469	$2,764,742

LIABILITIES AND EQUITY

Payables and accruals	$339,446	$305,234

Current portion of long-term debt	9,046	141,667

Total Current Liabilities	348,492	446,901

Long-term debt, net of current portion	1,770,879	1,521,394

Non-current deferred tax liability	42,918	54,733

Other non-current liabilities	67,709	60,648

Preferred stock	515,872	—

Total equity	(166,401)	681,066

Total Liabilities and Equity	$2,579,469	$2,764,742

IV. Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)
For the Nine Months Ended September 30, 2008 and 2009

	2008	2009
Operating activities
Net income	$15,733	$47,589
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	53,175	53,346
Provision for bad debts	35,300	33,678
Gain on early retirement of debt	—	(16,445)
Loss (gain) from disposal of assets	(316)	550
Non-cash stock compensation expense	1,697	4,795
Amortization of debt discount	1,101	1,239
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	(74,975)	(32,033)
Other current assets	5,465	(982)
Other assets	11,375	4,018
Accounts payable	(4,917)	(8,366)
Due to third-party payors	(9,328)	(3,530)
Accrued expenses	(9,541)	(1,024)
Income and deferred taxes	9,204	10,612

Net cash provided by operating activities	33,973	93,447

Investing activities
Purchases of property and equipment	(35,770)	(35,250)
Proceeds from sale of business units	1,851	—
Proceeds from sale of property	743	1,341
Acquisition of businesses, net of cash acquired	(7,402)	(381)

Net cash used in investing activities	(40,578)	(34,290)

Financing activities
Proceeds from initial public offering, net of fees	—	282,000
Payment of initial public offering costs	—	(584)
Borrowings on revolving credit facility	387,000	193,000
Payments on revolving credit facility	(357,000)	(253,000)
Payment on credit facility term loan	(5,100)	(5,033)
Repurchase of 7 5/8% senior subordinated notes	—	(30,114)
Repurchase of senior floating rate notes	—	(6,468)
Borrowings of other debt	—	5,184
Principal payments on seller and other debt	(4,015)	(5,738)
Repurchase of common and preferred stock	(612)	(80)
Exercise of stock options	90	24
Repayment of bank overdrafts	(7,217)	(21,130)
Equity contribution and loans from non-controlling interests	—	1,500
Distributions to non-controlling interests	(1,703)	(2,486)

Net cash provided by financing activities	11,443	157,075

Net increase in cash and cash equivalents	4,838	216,232

Cash and cash equivalents at beginning of period	4,529	64,260

Cash and cash equivalents at end of period	$9,367	$280,492

Supplemental Cash Flow Information
Cash paid for interest	$123,285	$115,901
Cash paid for taxes	$4,704	$22,441

V. Key Statistics
(unaudited)
For the Three Months Ended September 30, 2008 and 2009

			%
	2008	2009	Change

Specialty Hospitals (a)

Number of hospitals — end of period	92	94	2.2%

Net operating revenues (,000)	$358,838	$376,859	5.0%

Number of patient days	243,807	248,504	1.9%

Number of admissions	9,977	10,466	4.9%

Net revenue per patient day (b)	$1,446	$1,489	3.0%

Adjusted EBITDA (,000)	$49,137	$64,381	31.0%

Adjusted EBITDA margin – all hospitals	13.7%	17.1%	24.8%
Adjusted EBITDA margin – same store hospitals (c)	16.0%	18.1%	13.1%

Outpatient Rehabilitation

Number of clinics — end of period	965	947	(1.9)%

Net operating revenues (,000)	$160,303	$168,751	5.3%

Number of visits	1,106,529	1,126,096	1.8%

Revenue per visit (d)	$101	$101	0.0%

Adjusted EBITDA (,000)	$16,405	$20,898	27.4%

Adjusted EBITDA margin	10.2%	12.4%	21.6%

(a)	Specialty hospitals consist of long term acute care hospitals and acute medical rehabilitation hospitals.

(b)	Net revenue per patient day is calculated by dividing specialty hospital patient service revenue by the total number of patient days.

(c)	Adjusted EBITDA margin — same store hospitals represents the Adjusted EBITDA margin for those hospitals opened or acquired before January 1, 2008 and operated throughout both periods.

(d)
Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include managed clinics or contract services revenue.

VI. Key Statistics
(unaudited)
For the Nine Months Ended September 30, 2008 and 2009

			%
	2008	2009	Change

Specialty Hospitals (a)

Number of hospitals — end of period	92	94	2.2%

Net operating revenues (,000)	$1,104,731	$1,156,422	4.7%

Number of patient days	756,093	757,487	0.2%

Number of admissions	30,891	31,775	2.9%

Net revenue per patient day (b)	$1,434	$1,500	4.6%

Adjusted EBITDA (,000)	$167,617	$212,122	26.6%

Adjusted EBITDA margin – all hospitals	15.2%	18.3%	20.4%
Adjusted EBITDA margin – same store hospitals (c)	17.3%	19.8%	14.5%

Outpatient Rehabilitation

Number of clinics — end of period	965	947	(1.9)%

Net operating revenues (,000)	$501,375	$509,760	1.7%

Number of visits	3,430,138	3,385,733	(1.3)%

Revenue per visit (d)	$102	$102	0.0%

Adjusted EBITDA (,000)	$60,248	$67,476	12.0%

Adjusted EBITDA margin	12.0%	13.2%	10.0%

(a)	Specialty hospitals consist of long term acute care hospitals and acute medical rehabilitation hospitals.

(b)	Net revenue per patient day is calculated by dividing specialty hospital patient service revenue by the total number of patient days.

(c)	Adjusted EBITDA margin — same store hospitals represents the Adjusted EBITDA margin for those hospitals opened or acquired before January 1, 2008 and operated throughout both periods.

(d)	Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include managed clinics or contract services revenue.

VII. Net Income to Adjusted EBITDA Reconciliation
(In thousands)
(unaudited)
For the Three and Nine Months Ended September 30, 2008 and 2009
The following table reconciles net income to Adjusted EBITDA for Select. Adjusted EBITDA is used by Select to report its segment performance. Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, stock compensation expense, long term incentive compensation, gain on early retirement of debt and non-controlling interest. We believe that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of our operating units.
Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009
Net income (loss)	$(823)	$583	$13,630	$45,371
Non-controlling interest	1,032	806	2,103	2,218
Income tax expense (benefit)	(111)	(804)	13,862	33,076
Interest expense, net	36,060	33,449	109,328	101,699
Gain on early retirement of debt	—	(1,129)	—	(16,445)
Long term incentive compensation	—	18,261	—	18,261
Stock compensation expense
Included in general and administrative	469	4,111	1,616	4,594
Included in cost of services	36	90	81	201
Depreciation and amortization	17,848	17,676	53,175	53,346

Adjusted EBITDA	$54,511	$73,043	$193,795	$242,321

Specialty hospitals	$49,137	$64,381	$167,617	$212,122
Outpatient rehabilitation	16,405	20,898	60,248	67,476
Other (1)	(11,031)	(12,236)	(34,070)	(37,277)

Adjusted EBITDA	$54,511	$73,043	$193,795	$242,321

(1)	Other primarily includes general and administrative costs.

The following tables reconcile specialty hospital same store information.

	Three Months Ended
	September 30, 2008	September 30, 2009
Specialty hospitals net operating revenue	$358,838	$376,859
Less: Specialty hospitals in development, opened or closed after 1/1/08	13,386	27,995

Specialty hospitals same store net operating revenue	$345,452	$348,864

Specialty hospitals Adjusted EBITDA	$49,137	$64,381
Less: Specialty hospitals in development, opened or closed after 1/1/08	(6,161)	1,265

Specialty hospitals same store Adjusted EBITDA	$55,298	$63,116

All specialty hospitals Adjusted EBITDA margin	13.7%	17.1%
Specialty hospitals same store Adjusted EBITDA margin	16.0%	18.1%

	Nine Months Ended
	September 30, 2008	September 30, 2009
Specialty hospitals net operating revenue	$1,104,731	$1,156,422
Less: Specialty hospitals in development, opened or closed after 1/1/08	36,456	79,885

Specialty hospitals same store net operating revenue	$1,068,275	$1,076,537

Specialty hospitals Adjusted EBITDA	$167,617	$212,122
Less: Specialty hospitals in development, opened or closed after 1/1/08	(17,587)	(992)

Specialty hospitals same store Adjusted EBITDA	$185,204	$213,114

All specialty hospitals Adjusted EBITDA margin	15.2%	18.3%
Specialty hospitals same store Adjusted EBITDA margin	17.3%	19.8%

VIII. Reconciliation of Net Income Per Share to Adjusted Net Income Per Share
(In thousands, except share and per share amounts)
(unaudited)
For the Three and Nine Months Ended September 30, 2008 and 2009

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	Per Share (a)	2009	Per Share (a)
Net income	$1,389	$0.02	$47,589	$0.78
Net income attributable to non-controlling interests	806	0.01	2,218	0.04

Net income attributable to Select Medical Holdings Corporation	583	0.01	45,371	0.74
Less: Preferred dividends	6,667	0.11	19,537	0.32

Net income (loss) available to common stockholders	(6,084)	(0.10)	25,834	0.42

Long term incentive compensation related to initial public offering	18,261	0.29	18,261	0.30
Stock compensation related to initial public offering	3,689	0.06	3,689	0.06
Gain on early retirement of debt	(1,129)	(0.02)	(16,445)	(0.27)
Estimated income tax expense	(8,778)	(0.14)	(2,321)	(0.03)

	5,959	0.09	29,018	0.48

Less: Earnings allocated to preferred stockholders	566	0.00	2,815	0.05
Less: Earnings allocated to unvested restricted stockholders	51	0.00	254	0.00

Adjusted net income available to common stockholders	$5,342	$0.09	$25,949	$0.43

Adjustment for dilution		0.00		(0.01)

Adjusted net income available to common stockholders — diluted shares		$0.09		$0.42

Weighted average common shares outstanding:
Basic		62,078		61,030
Diluted		62,547		61,500

(a)	Per share amounts for each period presented are based on basic weighted average common shares outstanding for all amounts except adjusted income from continuing operations per diluted share, which is based on diluted shares outstanding.